Exhibit 99.5

PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31, 2016	August 2, 2015	July 31, 2016	August 2, 2015

Reconciliation of GAAP to Non-GAAP Net Income Attributable to Photronics, Inc. Shareholders

GAAP net income attributable to Photronics, Inc. shareholders	$8,088	$12,106	$40,944	$26,003

(a) Income tax benefit	-	-	(3,004)	-

(b) Gain on sale of investment, net of tax	-	-	(8,753)	-

(c) Financing expenses, net of tax	-	-	-	901

Non-GAAP net income attributable to Photronics, Inc. shareholders	$8,088	$12,106	$29,187	$26,904

Reconciliation of GAAP to Non-GAAP Net Income Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	74,317	78,569	76,990	78,300

Non-GAAP	74,317	78,569	76,990	78,300

Net income per diluted share

GAAP	$0.12	$0.17	$0.56	$0.37

Non-GAAP	$0.12	$0.17	$0.41	$0.39

(a)	Represents one-time tax benefit primarily related to the recognition of prior period tax benefits and other tax positions no longer deemed necessary in Taiwan

(b)	Represents gain on sale of investment in a foreign entity

(c)	Represents financing expenses related to the exchange of $57.5 million of 3.25% convertible senior notes